Exhibit 99.1

N E W S R E L E A S E	D A T E : October 23, 2019

NASDAQ REPORTS THIRD QUARTER 2019 RESULTS;

DELIVERS BROAD-BASED REVENUE GROWTH AND STRONG CAPITAL RETURNS

•

Third quarter 2019 net revenues[1] were $632 million. Revenues in the non-trading segments[2] increased 10% versus the prior year period, primarily driven by organic growth, while Market Services revenues increased 2%.

•	The GAAP operating margin was 36% in the third quarter of 2019, compared to 41% in the prior year period, while the non-GAAP operating margin[3] of 50% increased from 48% in the prior year period.

•

Third quarter 2019 GAAP diluted earnings per share was $0.90 compared to $0.97 in the third quarter of 2018. Third quarter non-GAAP diluted earnings per share of $1.27 rose 12% from $1.13 in the third quarter of 2018.

•

During the third quarter of 2019, the company returned $150 million to its shareholders through its share repurchase program, and paid a dividend on its common stock in the aggregate of $78 million. In the first nine months of 2019, the company returned $428 million to shareholders through share repurchases and dividends.

•	The company is reducing its 2019 non-GAAP operating expense guidance to $1,285-$1,295 million versus the prior guidance of $1,295 to $1,320 million.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the third quarter of 2019.

Third quarter 2019 net revenues were $632 million, up $32 million from $600 million in the prior year period. The increase in net revenues reflected a positive $37 million, or 6%, impact from organic growth and a positive $12 million impact from the inclusion of revenues from the acquisitions of Cinnober and Quandl, partially offset by a $10 million negative impact from a divestiture and a $7 million unfavorable impact from changes in foreign exchange rates.

“Our strong third quarter 2019 results reflect significant contributions from across our franchise,” said Adena Friedman, President and CEO, Nasdaq. “I am especially pleased that we have been able to continue delivering strong growth in our expanded technology and analytics offerings, while simultaneously benefiting from our rising equities market share and a busy trading and IPO environment. At the same time, we are progressing on significant initiatives, such as the deployment of our next-generation market technology solutions and enhancing our offerings to the private markets, which will enable us to do more for our clients in future periods.”

GAAP operating expenses were $406 million in the third quarter of 2019, an increase of $52 million from $354 million in the third quarter of 2018. The increase primarily reflects restructuring charges, higher general, administrative and other expense and higher compensation expense, partially offset by lower depreciation and amortization expense.

Non-GAAP operating expenses were $317 million in the third quarter of 2019, an increase of $6 million, or 2%, compared to the third quarter of 2018. This reflects an $11 million organic expense increase and a $1 million increase from the net impact of acquisitions and divestitures, partially offset by a $6 million favorable impact from changes in foreign exchange rates.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

“We continue to execute on our clear capital priorities, investing in the businesses central to our strategy, while continuing our track record of returning significant capital to shareholders, including $228 million in the third quarter of 2019,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “In line with our strategy, our business is becoming more scalable as we expand our technology and analytics offerings.”

On a GAAP basis, net income in the third quarter of 2019 was $150 million, or diluted earnings per share of $0.90, compared to net income of $163 million, or $0.97 per diluted share, in the third quarter of 2018.

On a non-GAAP basis, net income in the third quarter of 2019 was $212 million, or $1.27 per diluted share, compared to $189 million, or $1.13 per diluted share, in the third quarter of 2018.

At September 30, 2019, the company had cash and cash equivalents of $304 million and total debt of $3,478 million, resulting in net debt of $3,174 million. This compares to total debt of $3,831 million and net debt of $3,286 million at December 31, 2018. As of September 30, 2019, there was $132 million remaining under the board authorized share repurchase program. In October 2019, the board authorized an additional $500 million under Nasdaq’s existing share repurchase program, bringing the aggregate authorized amount to $632 million as of October 22, 2019.

In September 2019, Nasdaq initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the re-alignment of certain business areas. In connection with these restructuring efforts, Nasdaq is retiring certain elements of our marketplace infrastructure and technology product offerings as we implement the Nasdaq Financial Framework internally and externally. As a result of these actions, Nasdaq expects to incur $65 million to $75 million in pre-tax charges over a two year period (including $30 million in the third quarter of 2019) related primarily to non-cash items such as asset write-downs, accelerated depreciation as well as third-party consulting costs. The impacts of the restructuring plan will be excluded from our non-GAAP reporting.

UPDATING 2019 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is updating its 2019 non-GAAP operating expense guidance to a range of $1,285 to $1,295 million. Nasdaq continues to expect its 2019 non-GAAP tax rate to be in the range of 26% to 27%.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues)—Net revenues were $226 million in the third quarter of 2019, up

$4 million, or 2%, when compared to the third quarter of 2018.

Equity Derivative Trading and Clearing (12% of total net revenues)—Net equity derivative trading and clearing revenues were $75 million in the third quarter of 2019, up $7 million from the third quarter of 2018. The increase primarily reflects higher U.S. industry trading volumes and U.S. revenue capture, partially offset by lower U.S. market share.

Cash Equity Trading (10% of total net revenues)—Net cash equity trading revenues were $63 million in the third quarter of 2019, unchanged from the third quarter of 2018. Higher U.S. industry volumes were offset by a lower U.S. net capture rate due to higher matched market share executed on Nasdaq’s exchanges, driving customers to reach higher volume tiers.

[1]

U.S. GAAP operating expense is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues)—Net fixed income and commodities trading and clearing revenues were $16 million in the third quarter of 2019, down $3 million from the third quarter of 2018. The decrease in revenues was primarily driven by lower volumes in U.S. fixed income and European commodities products.

Trade Management Services (11% of total net revenues)—Trade management services revenues were $72 million in the third quarter of 2019, unchanged compared to the third quarter of 2018.

Corporate Services (20% of total net revenues)—Revenues were $124 million in the third quarter of 2019, up $3 million, or 2%, compared to the third quarter of 2018.

Listing Services (12% of total net revenues)—Listing services revenues were $74 million in the third quarter of 2019, up $2 million from the third quarter of 2018. The change primarily reflects higher listing revenues due to an increase in the number of listed companies.

Corporate Solutions (8% of total net revenues)—Corporate solutions revenues were $50 million in the third quarter of 2019, an increase of $1 million from the third quarter of 2018 primarily due to an increase in IR intelligence revenues.

Information Services (31% of total net revenues)—Revenues were $198 million in the third quarter of 2019, up $19 million, or 11%, from the third quarter of 2018.

Market Data (16% of total net revenues)—Market data revenues were $102 million in the third quarter of 2019, up $7 million from the third quarter of 2018, primarily due to new proprietary data sales as well as higher U.S. tape revenues related to collections from unreported usage.

Index (9% of total net revenues)—Index revenues were $56 million in the third quarter of 2019, up $4 million from the third quarter of 2018, primarily driven by higher licensing revenue from futures trading linked to the Nasdaq 100 Index and higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes.

Investment Data & Analytics (6% of total net revenues)—Investment data & analytics revenues were $40 million in the third quarter of 2019, up $8 million from the third quarter of 2018. This was primarily due to an increase in eVestment revenues resulting from a $4 million purchase price adjustment on deferred revenue in the third quarter of 2018 and organic growth in eVestment, as well as a $1 million impact from the acquisition of Quandl.

Market Technology (13% of total net revenues)—Revenues were $84 million in the third quarter of 2019, up $16 million, or 24%, from the third quarter of 2018. The increase is primarily due to the impact of the acquisition of Cinnober, which added $11 million in revenues, or 16%, and organic growth of $6 million, or 9%. The organic growth was primarily driven by an increase in software as a service (SaaS) surveillance revenues and an increase in the size and number of software delivery projects.

CORPORATE HIGHLIGHTS

•

Nasdaq continues to see strong client traction in its Market Technology segment. Annualized recurring revenue[1], or ARR, totaled $255 million in the third quarter of 2019, an increase of 17% year over year. New order intake totaled $62 million during the third quarter of 2019, and included a new exchange and surveillance customer in South East Asia, contract extensions with Bolsa Mexicana de Valores and a European exchange for market surveillance and a contract extension for trading and surveillance solutions with the New Zealand Exchange. Nasdaq also continued to realize strong growth in Nasdaq Surveillance Services.

•

Index revenues and ETP assets under management tracking Nasdaq indexes each set a new quarterly record. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary index products totaled $207 billion as of September 30, 2019, an increase of $1 billion from compared to September 30, 2018. The September 30, 2019 total AUM included $92 billion, or 44%, tracking smart beta indexes. Additionally, the Nasdaq-100 futures complex licensed to CME continues to see improved market volumes with 32 million contracts traded in the third quarter of 2019 compared to 25 million in the prior year period.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during the first nine months of 2019 with a 76% win rate. In the U.S. market, The Nasdaq Stock Market welcomed 66 new listings in the third quarter of 2019, including 41 IPOs. The U.S. IPO win rate totaled 69% during the third quarter of 2019 and 76% during the first nine months of 2019. Highlights from the third quarter included IPOs from 10x Genomics Inc., Peloton Interactive, Afya Limited and Datadog, as well as the exchange listing transfers of Interactive Brokers Group and Exelon Corporation to The Nasdaq Stock Market. Nasdaq’s European exchanges added 8 new listings, including 4 IPOs, bringing total Nordic and Baltic listed companies at September 30, 2019 to 1,028, an increase of 2% from September 30, 2018.

•

Nasdaq acquired the Center for Board Excellence. Nasdaq acquired the Center for Board Excellence (CBE), a privately-held provider of corporate governance and compliance solutions for boards of directors, CEOs, corporate secretaries and general counsels. Nasdaq plans to combine CBE with its Nasdaq Governance Solutions business, which includes board portal and collaboration technology solutions. The combination establishes a leading provider of technology, research, insights and consultative services designed to advance governance excellence and collaboration at organizations worldwide.

•

Nasdaq Private Market and PJT Partners to deliver enhanced execution for general partner (GP) sponsored secondary transactions. Nasdaq Private Market announced an agreement with PJT Partners to provide enhanced execution capabilities for GP-sponsored secondary transactions using the Nasdaq Private Market technology platform. The market for GP-sponsored secondary transactions has seen significant transaction volume growth over the last six years, and Nasdaq believes that the combined offering can bring greater standardization and efficiency to this market while appealing to an even broader universe of general partners, limited partners and secondary investors.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Restructuring charges: In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the re-alignment of certain business areas. In connection with these restructuring efforts, we are retiring certain elements of our marketplace infrastructure and technology product offerings as we implement the Nasdaq Financial Framework internally and externally. Charges associated with this program represent a fundamental shift in our strategy and technology as well as executive re-alignment. We will exclude charges associated with this program for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Revenues:
Market Services	$690	$665	$586
Transaction-based expenses:
Transaction rebates	(349)	(331)	(293)
Brokerage, clearance and exchange fees	(115)	(107)	(71)

Total Market Services revenues less transaction-based expenses	226	227	222
Corporate Services	124	123	121
Information Services	198	194	179
Market Technology	84	79	68
Other Revenues	—	—	10

Revenues less transaction-based expenses	632	623	600

Operating Expenses:
Compensation and benefits	175	169	164
Professional and contract services	31	30	33
Computer operations and data communications	33	33	32
Occupancy	24	24	23
General, administrative and other	40	40	28
Marketing and advertising	8	10	7
Depreciation and amortization	47	48	53
Regulatory	8	8	8
Merger and strategic initiatives	10	5	6
Restructuring charges	30	—	—

Total operating expenses	406	367	354

Operating income	226	256	246
Interest income	3	3	3
Interest expense	(29)	(31)	(38)
Net loss on divestiture of business	—	—	(8)
Other investment income	—	1	—
Net income from unconsolidated investees	15	10	6

Income before income taxes	215	239	209
Income tax provision	65	65	46

Net income attributable to Nasdaq	$150	$174	$163

Per share information:
Basic earnings per share	$0.91	$1.05	$0.99

Diluted earnings per share	$0.90	$1.04	$0.97

Cash dividends declared per common share	$0.47	$0.47	$0.44

Weighted-average common shares outstanding for earnings per share:
Basic	164.3	165.6	164.2
Diluted	167.0	167.0	167.3

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$209	$203	$190
Transaction-based expenses:
Transaction rebates	(121)	(119)	(115)
Brokerage, clearance and exchange fees	(13)	(12)	(7)

Total net equity derivative trading and clearing revenues	75	72	68
Cash Equity Trading Revenues	392	372	303
Transaction-based expenses:
Transaction rebates	(227)	(211)	(176)
Brokerage, clearance and exchange fees	(102)	(95)	(64)

Total net cash equity trading revenues	63	66	63
Fixed Income and Commodities Trading and Clearing Revenues	17	17	21
Transaction-based expenses:
Transaction rebates	(1)	(1)	(2)
Brokerage, clearance and exchange fees	—	—	—

Total net fixed income and commodities trading and clearing revenues	16	16	19
Trade Management Services Revenues	72	73	72

Total net Market Services revenues	226	227	222

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	50	49	49
Listings Services revenues	74	74	72

Total Corporate Services revenues	124	123	121

INFORMATION SERVICES REVENUES
Market Data revenues	102	100	95
Index revenues	56	55	52
Investment Data & Analytics revenues	40	39	32

Total Information Services revenues	198	194	179

MARKET TECHNOLOGY REVENUES	84	79	68
OTHER REVENUES	—	—	10

REVENUES LESS TRANSATION-BASED EXPENSES	$632	$623	$600

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$304	$545
Restricted cash	29	41
Financial investments, at fair value	201	268
Receivables, net	399	384
Default funds and margin deposits	2,422	4,742
Other current assets	144	390

Total current assets	3,499	6,370
Property and equipment, net	361	376
Goodwill	6,232	6,363
Intangible assets, net	2,239	2,300
Operating lease assets	346	—
Other non-current assets	303	291

Total assets	$12,980	$15,700

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$146	$198
Section 31 fees payable to SEC	34	109
Accrued personnel costs	137	199
Deferred revenue	267	194
Other current liabilities	147	253
Default funds and margin deposits	2,422	4,742
Short-term debt	539	875

Total current liabilities	3,692	6,570
Long-term debt	2,939	2,956
Deferred tax liabilities, net	525	501
Operating lease liabilities	327	—
Other non-current liabilities	170	224

Total liabilities	7,653	10,251

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,585	2,716
Common stock in treasury, at cost	(328)	(297)
Accumulated other comprehensive loss	(1,833)	(1,530)
Retained earnings	4,901	4,558

Total Nasdaq stockholders’ equity	5,327	5,449

Total liabilities and equity	$12,980	$15,700

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
U.S. GAAP net income attributable to Nasdaq	$150	$174	$163
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	25	26	27
Merger and strategic initiatives (2)	10	5	6
Restructuring charges (3)	30	—	—
Provision for notes receivable (4)	20	—	—
Net income from unconsolidated investee (5)	(15)	(9)	(5)
Net loss on divestiture of business (6)	—	—	8
Extinguishment of debt (7)	—	11	—
Clearing default (8)	—	—	8
Other	4	3	2

Total non-GAAP adjustments	74	36	46
Non-GAAP adjustment to the income tax provision (9)	(12)	(7)	(16)
Impact of newly enacted U.S. tax legislation (10)	—	—	(4)

Total non-GAAP adjustments, net of tax	62	29	26
Non-GAAP net income attributable to Nasdaq	$212	$203	$189
U.S. GAAP diluted earnings per share	$0.90	$1.04	$0.97
Total adjustments from non-GAAP net income above	0.37	0.18	0.16

Non-GAAP diluted earnings per share	$1.27	$1.22	$1.13

Weighted-average diluted common shares outstanding for earnings per share:	167.0	167.0	167.3

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, Nasdaq initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. In connection with these restructuring efforts, we are retiring certain elements of our marketplace infrastructure and technology product offerings as we implement the Nasdaq Financial Framework internally and externally. For the three months ended September 30, 2019, we recorded $30 million in charges primarily related to asset impairment charges mainly related to capitalized software. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.

(4)

For the three months ended September 30, 2019, we recorded a provision for notes receivable associated with the funding of technology development for the consolidated audit trail. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan. Following the disapproval of the OCC capital plan, OCC suspended customer rebates and dividends to owners, including the unpaid dividend on 2018 results which Nasdaq expected to receive in March 2019. In the relevant periods, we recognized our share of OCC’s net income, which was $15 million for the three months ended September 30, 2019, $9 million for the three months ended June 30, 2019 and $5 million for the three months ended September 30, 2018. We will continue to exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment will vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

In April 2018, we sold our Public Relations Solutions and Digital Media Services businesses and recognized a pre-tax gain on the sale of $33 million ($14 million after tax). This includes a post-closing working capital adjustment of $8 million ($5 million after tax) recorded during the three months ended September 30, 2018.

(7)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(8)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.
(9)	The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment.
(10)

For the three months ended September 30, 2018, we recorded a decrease to tax expense of $4 million, which reflects the remeasurement of certain deferred tax assets and liabilities associated with the impact of the Tax Cuts and Jobs Act.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
U.S. GAAP operating income	$226	$256	$246
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	25	26	27
Merger and strategic initiatives (2)	10	5	6
Restructuring charges (3)	30	—	—
Provision for notes receivable (4)	20	—	—
Extinguishment of debt (5)	—	11	—
Clearing default (6)	—	—	8
Other	4	3	2

Total non-GAAP adjustments	89	45	43

Non-GAAP operating income	$315	$301	$289

Revenues less transaction-based expenses	$632	$623	$600
U.S. GAAP operating margin (7)	36%	41%	41%
Non-GAAP operating margin (8)	50%	48%	48%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, Nasdaq initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. In connection with these restructuring efforts, we are retiring certain elements of our marketplace infrastructure and technology product offerings as we implement the Nasdaq Financial Framework internally and externally. For the three months ended September 30, 2019, we recorded $30 million in charges primarily related to asset impairment charges mainly related to capitalized software. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.

(4)

For the three months ended September 30, 2019, we recorded a provision for notes receivable associated with the funding of technology development for the consolidated audit trail. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.
(7)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(8)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
U.S. GAAP operating expenses	$406	$367	$354
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(25)	(26)	(27)
Merger and strategic initiatives (2)	(10)	(5)	(6)
Restructuring charges (3)	(30)	—	—
Provision for notes receivable (4)	(20)	—	—
Extinguishment of debt (5)	—	(11)	—
Clearing default (6)	—	—	(8)
Other	(4)	(3)	(2)

Total non-GAAP adjustments	(89)	(45)	(43)

Non-GAAP operating expenses	$317	$322	$311

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, Nasdaq initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. In connection with these restructuring efforts, we are retiring certain elements of our marketplace infrastructure and technology product offerings as we implement the Nasdaq Financial Framework internally and externally. For the three months ended September 30, 2019, we recorded $30 million in charges primarily related to asset impairment charges mainly related to capitalized software. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.

(4)

For the three months ended September 30, 2019, we recorded a provision for notes receivable associated with the funding of technology development for the consolidated audit trail. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three months ended June 30, 2019, in connection with the early extinguishment of our 5.55% senior unsecured notes, we recorded a charge of $11 million primarily related to a premium paid for early redemption. This charge is included in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(6)	For the three months ended September 30, 2018, we recorded an $8 million loss related to the default of a Nasdaq Clearing member.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	17.8	17.3	16.5
Nasdaq PHLX matched market share	15.5%	16.0%	16.4%
The Nasdaq Options Market matched market share	8.8%	8.9%	8.5%
Nasdaq BX Options matched market share	0.2%	0.2%	0.3%
Nasdaq ISE Options matched market share	9.0%	9.3%	9.0%
Nasdaq GEMX Options matched market share	4.4%	3.9%	4.8%
Nasdaq MRX Options matched market share	0.3%	0.2%	0.1%

Total matched market share executed on Nasdaq’s exchanges	38.2%	38.5%	39.1%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	329,409	384,692	279,329

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.94	6.93	6.35
Matched share volume (in billions)	90.3	87.7	77.8
The Nasdaq Stock Market matched market share	18.0%	17.5%	15.9%
Nasdaq BX matched market share	1.6%	1.8%	2.9%
Nasdaq PSX matched market share	0.7%	0.8%	0.7%

Total matched market share executed on Nasdaq’s exchanges	20.3%	20.1%	19.5%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	29.1%	29.9%	30.4%

Total market share(2)	49.4%	50.0%	49.9%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	581,260	581,987	553,709
Total average daily value of shares traded (in billions)	$4.1	$4.6	$4.8
Total market share executed on Nasdaq’s exchanges	72.7%	70.3%	65.7%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$3,033	$2,921	$3,194
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	104,092	126,323	121,747
Commodities
Power contracts cleared (TWh) (3)	194	170	276

Corporate Services
Initial public offerings
The Nasdaq Stock Market	41	60	52
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	4	14	3
Total new listings
The Nasdaq Stock Market(4)	66	81	85
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	8	19	6
Number of listed companies
The Nasdaq Stock Market(6)	3,091	3,080	3,049
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	1,028	1,029	1,010

Information Services
Number of licensed exchange traded products (ETPs)	325	341	358
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$207	$203	$206

Market Technology
Order intake (in millions)(8)	$62	$46	$40
Annualized recurring revenues (in millions)(9)	$255	$247	$218

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on Nasdaq’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed- end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 382 ETPs as of September 30, 2019, 374 ETPs as of June 30, 2019, and 390 ETPs as of September 30, 2018.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.